As filed with the Securities and Exchange Commission on April 3, 2014	Registration No. 333-194660
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _____________________________________________________________________________________________________________________________
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 _____________________________________________________________________________________________________________________________
KINDRED BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	46-1160142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1499 Bayshore Highway, Suite 226
Burlingame, California 94010
(650) 701-7901
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 _____________________________________________________________________________________________________________________________
Richard Chin, M.D.
President and Chief Executive Officer
Kindred Biosciences, Inc.
1499 Bayshore Highway, Suite 226
Burlingame, California 94010
(650) 701-7901
(Name, address, including zip code, and telephone number, including area code, of agent for service)
 Copies to:

Sanford J. Hillsberg, Esq. Dale E. Short, Esq. TroyGould PC 1801 Century Park East, 16th Floor Los Angeles, California 90067 (310) 553-4441	Stuart Bressman, Esq. Proskauer Rose LLP Eleven Times Square New York, New York 10036 (212) 969-2900

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE
This Post-Effective Amendment to Registration Statement on Form S-1 (Reg. No. 333-194660) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, for the sole purpose of replacing Exhibit 5.1 to the Registration Statement.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, in Burlingame, California, on April 2, 2014.

KINDRED BIOSCIENCES, INC.

By:	/s/ Richard Chin, M.D.
Richard Chin, M.D.
President and Chief Executive Officer

POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Richard Chin, M.D.	President, Chief Executive Officer and Director	April 2, 2014
Richard Chin, M.D.	(Principal Executive Officer)

/s/ Stephen S. Galliker	Chief Financial Officer (Principal Financial and	April 2, 2014
Stephen S. Galliker	Accounting Officer)

/s/ Ernest Mario*	Director	April 2, 2014
Ernest Mario

/s/ Ervin Veszprémi*	Director	April 2, 2014
Ervin Veszprémi

/s/ Oleg Nodelman*	Director	April 2, 2014
Oleg Nodelman

/s/ Raymond Townsend, Pharm.D.*	Director	April 2, 2014
Raymond Townsend

*By: /s/ Richard Chin, M.D.	Attorney-in-Fact	April 2, 2014
Richard Chin, M.D.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of TroyGould PC